Exhibit 10.2

AMENDMENT TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This amendment (“Amendment”) dated effective as of December 19, 2018 by and between Nortech Systems Incorporated, a Minnesota corporation (the “Company”) and Richard Wasielewski (the “Executive,” and together with the Company, the “Parties”).

RECITALS

WHEREAS, the Executive and the Company entered into the Amended and Restated Employment Agreement effective as of May 15, 2017 (“Agreement”) pursuant to which the Executive is currently employed as the President and CEO of the Company;

WHEREAS, the Company wishes to extend the employment of the Executive as its CEO for a period ending the earlier of (i) the date on which the Company hires a replacement CEO or (ii) May 15, 2019 (“2019 Extended Period”) after which the Executive shall be deemed to be in Retirement, as contemplated by Section 6.5 of the Agreement;

WHEREAS, if the 2019 Extended Period ends before May 15, 2019, then the Company wishes to continue to pay the Executive an amount equal to his salary until May 15, 2019 pursuant to the terms set forth below; and

WHEREAS, any capitalized term not defined in this Amendment shall have the meaning set forth in the Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, premises and mutual covenants herein contained, and intending to be legally bound thereby, the Company and the Executive hereby agree as follows:

1.                                      Extended Period.  Pursuant to Section 3 of the Agreement and on the terms set forth herein, the Parties agree to extend the Agreement for the duration of the 2019 Extended Period.  The 2019 Extended Period, together with the Initial Term, shall be the Agreement Period under the Agreement.  The Parties acknowledge that this Amendment to extend the term is being entered into after the 90-day time period prescribed in the Agreement and waive any related objections.

2.                                      Employment; Positions, Responsibilities and Duties.  The Company shall continue to employ the Executive as the CEO of the Company during the 2019 Extended Period; however, the Executive hereby relinquishes the title of President and resigns from such office. The Company recognizes the CEO’s significant contribution to the Company and the critical nature of CEO’s transition duties described below. Recognizing this, Executive will transition day-to-day management and oversight of the Company and its personnel to CFO, SVP of Operations, Interim President and any other executives specified by the Board on January 1, 2019.  In this regard, Executive agrees to use his best efforts to transition his duties to the above referenced executives as directed by the Board and/or its Chairman.  Executive will continue to represent the Company with major customers, suppliers, local communities and the public, including shareholders.  Executive will also retain oversight responsibilities relating to the EPICOR software implementation and 2018 financial reporting requirements.

At the end of the 2019 Extended Period, the Executive’s employment shall terminate as contemplated in Section 6.5 (Retirement), and the Executive shall be deemed to have resigned all remaining of his offices with no further action or document required to evidence such resignation.  The Company may request that the Executive sign a resignation and the Executive hereby agrees to do so.  If the Company hires a new CEO prior to the end of the 2019 Extended Period, Executive shall be deemed to have resigned from his positions as CEO at the time of the new CEO’s hire.  Thereafter, Executive shall be employed for the remainder of the Agreement Period and will have the duties, responsibilities and authority as assigned and established by the Board, from time to time.

3.                                      Annualized Base Salary; Additional Compensation.  The Company agrees to pay the Executive his annualized base salary during the 2019 Extended Period, which shall remain at $300,000 and be payable under Section 5.1 of the Agreement in accordance with the Company’s normal payroll practices.  If the 2019 Extended Period ends before May 15, 2019, then the Company shall continue to pay the Executive his annualized base salary through May 15, 2019 in accordance with the Company’s normal payroll practice.

4.                                      Incentive Bonus.  The Executive will remain eligible to participate in any 2019 Incentive Bonus Plan that may be in effect for officers and executives of the Company pursuant to Section 5.2 of the Agreement to the extent and in proportion to the time he serves as CEO.

5.                                      Directorship.  Executive understands that he will not be on the slate of directors to be appointed by the shareholders at the meeting of shareholders to be held on May 10, 2019, and after such meeting, Executive will not be a director of the Company. In conjunction with the ongoing CEO search, the Board may request that the Executive resign his directorship earlier if it deems this to be necessary or appropriate.

6.                                      Vacation.  Executive has requested and the Company has granted his request for one week of vacation in February 2019 and two weeks of vacation in March 2019, and the exact timing of such vacation will be in his discretion.

7.                                      Expenses.  In addition to the expenses contemplated in Section 5.5 of the Agreement, the Company will reimburse Executive for rent and utilities (not exceeding $2,000 per month) for his current apartment in Maple Grove, Minnesota through the earlier of (i) the time when he no longer owes rental payments in relation to such apartment and (ii) May 15, 2019.  The Parties understand that such amounts will be taxable to Executive and the Company will pay such amounts through its normal payroll process.

8.                                      Ratification.  Except as expressly amended as set forth above, the Agreement will remain in full force and effect, and the parties ratify and confirm the terms thereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEROF, the Parties have executed this amendment to the Amended and Restated Employment Agreement, to be effective as of the date first set forth above.

NORTECH SYSTEMS INCORPORATED

By:	/s/ Constance M. Beck
Constance Beck, Chief Financial Officer

EXECUTIVE:

/s/ Richard G. Wasielewski
Richard G. Wasielewski, Individually

[SIGNATURE PAGE TO AMENDMENT TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT]